UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

Horizon Global Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37427	47-3574483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39400 Woodward Avenue, Suite 100 Bloomfield Hills, MI 48304		48304
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (248) 631-5450

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2015, Horizon Global Corporation (the “Company”) completed the previously announced spin-off from TriMas Corporation (“TriMas”) through a distribution of 100% of TriMas’ interest in the Company to holders of TriMas common stock (the “Spin-off”). On June 30, 2015, in connection with the Spin-off, the Company entered into several agreements with TriMas that govern the relationship of the parties following the Spin-off, including the following:

•	Separation and Distribution Agreement

•	Tax Sharing Agreement

•	Employee Matters Agreement

•	Transition Services Agreement

•	Noncompetition and Nonsolicitation Agreement

Summaries of certain terms of the agreements can be found in the section entitled “Relationship with TriMas After the Spin-off” in Amendment No. 3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-203138) filed with the Securities and Exchange Commission, and are incorporated herein by reference. Such summaries are qualified in their entirety by reference to the full text of the agreements, which are attached as exhibits hereto.

On June 30, 2015, the Company also entered into (i) a loan agreement among the Company, Cequent Performance Products, Inc., Cequent Consumer Products, Inc., the lenders party thereto and Bank of America, N.A., as agent for the lenders (the “ABL Loan Agreement”), under which the lenders party thereto agreed, subject to the terms and conditions set forth therein, including customary closing conditions prior to the initial extension of loans thereunder, to provide the Company and certain of its subsidiaries with a committed asset-based revolving credit facility (the “ABL Facility”) providing for revolving loans in an aggregate principal amount of up to $85.0 million (subject to availability under a borrowing base) and (ii) a term loan credit agreement among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Term Loan Agreement”), providing for the extension to the Company of term loans in an aggregate principal amount of $200.0 million (the “Term Loan”).

ABL Facility

Pursuant to the ABL Loan Agreement, the Company may increase commitments under the ABL Facility, subject to certain conditions, up to an additional $25.0 million in the aggregate. The ABL Facility matures, and commitments thereunder will terminate, five years after the closing of the ABL Loan Agreement. Borrowings under the ABL Facility will bear interest, at the Company’s election, at either a customary base rate or a customary eurocurrency rate, plus a margin based on availability. Extensions of credit under the ABL Facility will be available to repay debt, pay transaction expenses related to the ABL Facility and to fund working capital and other general corporate purposes. All of the indebtedness under the ABL Facility is and will be guaranteed by the Company’s existing and future material domestic subsidiaries and is and will be secured by substantially all of the assets of the Company and such guarantors.

The ABL Loan Agreement contains customary negative covenants including the following: limitations on mergers and consolidations; limitations on dividends, repayment of debt and other restricted payments; limitations on use of proceeds; limitations on the incurrence of debt and guarantees and the issuance of preferred equity interests; limitations on liens; limitations on transactions with affiliates; limitations on investments and acquisitions; limitations on asset sales and sale-leaseback transactions; limitations on hedging agreements; limitations on amendments to material documents and entering into of restrictive agreements; and limitations on accounting changes. The ABL Facility does not include any financial maintenance covenants other than a springing minimum fixed charge coverage ratio of at least 1.00 to 1.00 on a trailing twelve-month basis, which will be tested only upon the occurrence of an event of default and when availability is less than specified percentages of the borrowing base or the aggregate amount of commitments, and continuing until such time as no event of default has existed and specified availability has been in excess of such threshold for a period of 30 consecutive calendar days.

The ABL Loan Agreement contains certain customary events of default. If any event of default occurs and is continuing, the lenders thereto would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility, and exercise other rights and remedies.

Term Loan

On June 30, 2015, the Company borrowed an aggregate amount of $200.0 million under the Term Loan and used the proceeds to fund, in part, a distribution in the amount of approximately $215.0 million in the form of a dividend to TriMas in connection with the Spin-off.

The Term Loan permits the Company to request incremental term loan facilities, subject to certain conditions, in an aggregate principal amount, together with the aggregate principal amount of incremental equivalent debt incurred by the Company, of up to $25.0 million, plus an additional amount such that the Company’s pro forma first lien net leverage ratio (as defined in the Term Loan Agreement) would not exceed 3.50 to 1.00 as a result of the incurrence thereof.

The Term Loan will mature, and the outstanding term loans thereunder will be payable, six years after the closing of the Term Loan Agreement. The term loans under the Term Loan will bear interest, at the Company’s election, at either a customary base rate or a customary eurocurrency rate, plus a margin of, with respect to base rate term loans, 5.00% per annum and, with respect to eurocurrency rate term loans, 6.00% per annum.

Quarterly repayments of the aggregate principal amount of the term loans extended under the Term Loan on the closing of the Term Loan Agreement will be required at an annual rate of 5.0% of such aggregate principal amount, subject to certain adjustments. Commencing with the fiscal year ending December 31, 2016, and for each fiscal year thereafter, the Company will also be required to make prepayments of outstanding term loans under the Term Loan in an amount equal to 50.0% of the Company’s excess cash flow for such fiscal year, subject to adjustments based on the Company’s leverage ratio and optional prepayments of term loans and certain other indebtedness.

All of the indebtedness under the Term Loan is and will be guaranteed by the Company’s existing and future material domestic subsidiaries and is and will be secured by substantially all of the assets of the Company and such guarantors.

The Term Loan Agreement contains customary negative covenants including the following: limitations on mergers and consolidations; limitations on dividends, repayment of debt and other restricted payments; limitations on use of proceeds; limitations on the incurrence of debt and guarantees and the issuance of preferred equity interests; limitations on liens; limitations on transactions with affiliates; limitations on investments and acquisitions; limitations on asset sales and sale-leaseback transactions; limitations on hedging agreements; and limitations on amendments to material documents and entering into of restrictive agreements. The Term Loan Agreement also contains a financial maintenance covenant which requires the Company to maintain a net leverage ratio not exceeding, through the fiscal quarter ending September 30, 2016, 5.25 to 1.00, through the fiscal quarter ending September 30, 2017, 5.00 to 1.00, through the fiscal quarter ending September 30, 2018, 4.75 to 1.00, and thereafter, 4.50 to 1.00.

The Term Loan Agreement contains certain customary events of default. If any event of default occurs and is continuing, the lenders thereto would be entitled to take various actions, including the acceleration of amounts due under the Term Loans, and exercise other rights and remedies.

The foregoing descriptions of the ABL Facility and the Term Loan do not purport to be complete, and are qualified in their entirety by reference to the full text of the ABL Loan Agreement and the Term Loan Agreement, as applicable, which are filed as Exhibit 10.5 and Exhibit 10.6, respectively, hereto and are incorporated herein by reference.

The lenders and the agents (and each of their respective subsidiaries or affiliates) under the ABL Facility and the Term Loan have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates, for such services.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the ABL Facility and the Term Loan set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Spin-off, effective July 1, 2015, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved the compensation arrangements for A. Mark Zeffiro, David Rice and Jay Goldbaum, the President and Chief Executive Officer, Chief Financial Officer and Legal Director and Corporate Secretary of the Company, respectively.

As compensation for their services, Messrs. Zeffiro, Rice and Goldbaum will (i) receive an annual base salary of $600,000, $290,000 and $200,000, respectively, (ii) be eligible to receive an annual incentive award based on the performance of the Company targeted at $600,000, $145,000 and $80,000, respectively, and (iii) receive equity awards under the Company’s 2015 Equity and Incentive Compensation Plan with targeted equity values (as a percentage of annual salary) of 175%, 90% and 40%, respectively, subject to the approval of the Compensation Committee.

In addition, each of Messrs. Zeffiro, Rice and Goldbaum will be eligible to continue to receive other standard Company benefits, including under the Company’s Employee Health Program, Welfare Benefit Plan and Retirement Program and Executive Severance Policy. Messrs. Zeffiro and Rice will participate in the Company’s Executive Retirement Plan once their base pay exceeds $265,000 during 2015.

Item 8.01.	Other Events.

Carl Bizon, President of the Cequent APEA segment of the Company, has notified the Company that he will resign from the Company, but is expected to continue serving in his current role with the Company through September 18, 2015.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1*	Separation and Distribution Agreement, dated as of June 30, 2015, by and between Horizon Global Corporation and TriMas Corporation.

10.1	Tax Sharing Agreement, dated as of June 30, 2015, by and between Horizon Global Corporation and TriMas Corporation.

10.2	Employee Matters Agreement, dated as of June 30, 2015, by and between Horizon Global Corporation and TriMas Corporation.

10.3	Transition Services Agreement, dated as of June 30, 2015, by and between Horizon Global Corporation and TriMas Corporation.

10.4	Noncompetition and Nonsolicitation Agreement, dated as of June 30, 2015, by and between Horizon Global Corporation and TriMas Corporation.

10.5	Loan Agreement, dated as of June 30, 2015, among the Company, Cequent Performance Products, Inc., Cequent Consumer Products, Inc., the lenders party thereto and Bank of America, N.A., as agent for the lenders.

10.6	Term Credit Agreement, dated as of June 30, 2015, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative and collateral agent.

* Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Horizon Global Corporation

By:	/s/ Jay Goldbaum
	Name:	Jay Goldbaum
	Title:	Legal Director and Corporate Secretary

July 6, 2015

Exhibit Index

Exhibit Number	Description

2.1*	Separation and Distribution Agreement, dated as of June 30, 2015, by and between Horizon Global Corporation and TriMas Corporation.

10.1	Tax Sharing Agreement, dated as of June 30, 2015, by and between Horizon Global Corporation and TriMas Corporation.

10.2	Employee Matters Agreement, dated as of June 30, 2015, by and between Horizon Global Corporation and TriMas Corporation.

10.3	Transition Services Agreement, dated as of June 30, 2015, by and between Horizon Global Corporation and TriMas Corporation.

10.4	Noncompetition and Nonsolicitation Agreement, dated as of June 30, 2015, by and between Horizon Global Corporation and TriMas Corporation.

10.5	Loan Agreement, dated as of June 30, 2015, among the Company, Cequent Performance Products, Inc., Cequent Consumer Products, Inc., the lenders party thereto and Bank of America, N.A., as agent for the lenders.

10.6	Term Credit Agreement, dated as of June 30, 2015, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative and collateral agent.

* Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.